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                                                                    EXHIBIT 10.4


              ENTEX INFORMATION SERVICES, INC. RETENTION AGREEMENT



This Agreement is entered into as of November 17, 1997, by and between ENTEX Information Services, Inc. (the "Company") and Dale H. Allardyce (the "Executive"), a key employee of the Company, for the purpose of providing a financial incentive for the Executive to remain with the Company. To encourage the Executive to provide continuing services to the Company and to provide for reasonable compensation in the event that the Executive's employment is terminated as a result of a Change of Control or restructuring of the Company, the parties agree as follows:

1.   TERM OF AGREEMENT

This Agreement will be in effect from the date hereof until 24 months following a "Change of Control" of the Company. If no Change of Control has occurred by November 30, 1998, this Agreement will expire on that date.

2.   TERMINATION PAYMENT

If a Change of Control Termination of the Executive's employment occurs during the term of this Agreement, then the Executive shall be entitled to receive a termination payment from the Company (the "Termination Payment"). The amount of the Termination Payment shall be equal to the product of 12 times the Executive's Target Total Monthly Compensation. The Target Total Monthly Compensation shall be the sum of (i) 1/12 of the Executive's base salary as of the date of termination and (ii) 1/12 of the annual target bonus under any compensation plan in which the Executive participates assuming 100% achievement of all bonus objectives. The Termination Payment will be made at regular intervals on the payroll dates of the Company or any successor to the Company, beginning with the month following the month in which a Change of Control Termination occurs. The Executive shall also receive the full base salary and target bonus for the month in which the Change of Control Termination occurs.

In addition, the Executive's participation (including dependent coverage) in any life, disability, health and dental plans shall be continued, or equivalent benefits provided by the Company, for a period of up to 12 months. The levels of coverage and the Executive's contributions for such coverage will be those in effect immediately prior to the Change of Control Termination.

The foregoing provisions of this Section 2 shall apply unconditionally and shall not be affected by the Executive's death, disability or acceptance of another position except that benefits provided under life, disability, health or dental plans will terminate 90 days after the Executive has obtained other employment which provides for such benefits. The Executive hereby agrees to notify the Company promptly upon obtaining such other employment.

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3.   OUTPLACEMENT

If a Change of Control Termination of the Executive's Employment occurs during the term of this Agreement, the Executive shall be entitled to outplacement services provided by a mutually acceptable outplacement service provider, with a value not to exceed $10,000.

4.   MISCELLANEOUS PROVISIONS

4.1  Employment at Will

The company and the Executive acknowledge that the Executive's employment is at will, as provided by applicable law. If the Executive's employment terminates for any reason other than a Change of Control Termination, then the Executive shall only be entitled to such severance pay and benefits (if any) to which the Executive may be entitled under the Company's then-existing termination policies and practices and benefit plans and policies at the time of termination.

4.2   Withholding Taxes

Any payments or distributions under the Agreement shall be subject to reduction to the extent required to satisfy any withholding tax obligation imposed by federal, state, local or foreign law.

4.3  Company's Successors

This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company (including, without limitation, any corporation or other entity which directly or indirectly acquires all or substantially all of the assets or shares of the Company, whether by merger, consolidation, sale, or otherwise) but shall not otherwise be assignable by the Company. The Company shall require that any such successor expressly assume this Agreement and become obligated to perform all of the terms and conditions hereof.

4.4  Executive's Successors

The terms of this Agreement shall be enforceable by and inure to the benefit of the Executive's heirs and estate in the event of his/her death.

4.5  Indemnification

ENTEX hereby acknowledges and agrees that it shall remain subject to the Indemnification Agreement dated August 1, 1996 between it and the Executive after a Change of Control Termination.

5.   DEFINITIONS

5.1 "Change of Control" means the transfer of ownership or control of more than 50% of all of the assets or shares of the Company, whether by tender offer, merger, consolidation, sale of assets or contested election or any combination of the foregoing transactions.





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5.2  "Change of Control Termination" means a Change of Control followed by (i)
the termination of the Executive's employment other than for Cause or as a result of the Executive's death, disability, or voluntary resignation; (ii) a reduction of the Executive's base compensation and target bonus below the base compensation and target bonus in effect immediately preceding the Change of Control; (iii) a reduction to a level not materially consistent with that existing immediately preceding the Change of Control in the level of authority or scope of the responsibilities of the Executive; or (iv) a relocation of the office at which the Executive is expected to perform his/her responsibilities greater than 35 miles from the location of the office immediately preceding the Change of Control.

5.3 "Cause" means (i) a continued and willful failure by the Executive to substantially perform the Executive's duties which failure constitutes a gross neglect of his or her duties, (ii) the commission by the Executive of an act of fraud or embezzlement or an act which the Executive knew to be in gross violation of his/her duties to the Company; or (iii) a felony conviction of or plea by the Executive.

6.   OTHER AGREEMENTS

This Agreement supersedes any and all agreements between the Company and the Executive relating to payments upon termination of employment after a Change of Control, whether oral or written.

7.   AMENDMENTS

This Agreement may be amended only by written instrument signed by the Company and the Executive.

8.   GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.


                    ENTEX Information Services, Inc.

                    By: /s/ John A. McKenna, Jr.
                        ---------------------------
                        John A. McKenna, Jr.


Executive:

/s/ Dale H. Allardyce
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